Term sheet No. 1097B
To underlying supplement No. 1 dated September 29, 2009,
product supplement B dated September 29, 2009,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated February 8, 2011; Rule 433
Deutsche Bank AG, London Branch
$     Participation Securities Linked to a Basket of Equity Components due February 15*, 2012
General
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Participation Securities Linked to a Basket of Equity Components (the “securities”) are designed for investors who seek a return at maturity of 200.00% of the appreciation, if any, of a weighted basket of equity components, up to a Basket Return Cap (as defined below) of 8.05%. Investors will not receive coupon and dividend payments during the term of the securities and should be willing to lose some or all of their initial investment.  Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about February 15*, 2012.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The securities are expected to price on or about February 8*, 2011 and are expected to settle on or about February 11*, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The securities are linked to a basket consisting of the S&P 500® Index, the iShares® MSCI EAFE Index Fund, the S&P MidCap 400® Index, the Russell 2000® Index and the iShares® MSCI Emerging Markets Index Fund (each, a “Basket Component” and collectively, the “Basket Components”).

	Basket Component	Ticker Symbol	Component Weighting	Initial Component Level†
	S&P 500® Index	SPX	53.00%
	iShares® MSCI EAFE Index Fund	EFA UP	23.00%
	S&P MidCap 400® Index	MID	8.00%
	Russell 2000® Index	RTY	8.00%
	iShares® MSCI Emerging Markets Index Fund	EEM UP	8.00%
	† The Initial Component Levels will be set on the Trade Date
Payment at Maturity:
•      If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 Face Amount of securities that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 Face Amount will be calculated as follows:

	$1,000 + ($1,000 x Basket Return x Participation Rate)

•      If the Final Basket Level is less than the Initial Basket Level, you will lose 1.00% of the Face Amount of your securities for every 1.00% decline in the Basket level. Accordingly, your payment at maturity per $1,000 Face Amount will be calculated as follows:
$1,000 + ($1,000 × Basket Return)

	If the Final Basket Level is less than the Initial Basket Level, you will lose some or all of your initial investment. Any Payment at Maturity is subject to the credit of the Issuer.
Basket Return:	Subject to the Basket Return Cap, the Basket Return, expressed as a percentage, will equal: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100
Final Basket Level:
The Basket closing level will be calculated as follows:
100 x [1  + (S&P 500® Index return x 53.00%) + (iShares® MSCI EAFE Index Fund return x 23.00%) + (S&P MidCap 400® Index return x 8.00%) + (Russell 2000® Index return x 8.00%) + (iShares® MSCI Emerging Markets Index Fund return x 8.00%)]
The return for each Basket Component which is an index is the percentage change from the respective Initial Component Level to the respective index closing level on the Final Valuation Date. The return for each Basket Component which is an exchange traded fund is the percentage change from the respective Initial Component Level to the closing price of one share of the Basket Component on the Final Valuation Date multiplied by the then-current Share Adjustment Factor for that Basket Component.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.  The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

February 8, 2011

(Key Terms continued from previous page)

Participation Rate:	200.00% upside participation
Basket Return Cap:	8.05%
Maximum Return:	16.10% (equal to the Participation Rate multiplied by the Basket Return Cap)
Share Adjustment Factor:
Initially 1.0 for each Basket Component which is an exchange traded fund, subject to adjustment for certain actions affecting such exchange traded fund.  See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	February 8*, 2011
Final Valuation Date:	February 10*, 2012, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Maturity Date:	February 15*, 2012, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1 3U 3
ISIN:	US2515A13U37

* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement B dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement B dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200252/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Basket?

The table below illustrates the Payment at Maturity per Face Amount of securities for a hypothetical range of performance for the Basket from -100.00% to +100.00% and assumes a Participation Rate of 200.00%, a Basket Return Cap of 8.05% and a Maximum Return of 16.10%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket	Basket Return (%)	Payment at Maturity ($)	Return on securities (%)
200.00	100.00%	8.05%	$1,161.00	16.10%
190.00	90.00%	8.05%	$1,161.00	16.10%
180.00	80.00%	8.05%	$1,161.00	16.10%
170.00	70.00%	8.05%	$1,161.00	16.10%
160.00	60.00%	8.05%	$1,161.00	16.10%
150.00	50.00%	8.05%	$1,161.00	16.10%
140.00	40.00%	8.05%	$1,161.00	16.10%
130.00	30.00%	8.05%	$1,161.00	16.10%
120.00	20.00%	8.05%	$1,161.00	16.10%
110.00	10.00%	8.05%	$1,161.00	16.10%
108.05	8.05%	8.05%	$1,161.00	16.10%
105.00	5.00%	5.00%	$1,100.00	10.00%
102.50	2.50%	2.50%	$1,050.00	5.00%
100.00	0.00%	0.00%	$1,000.00	0.00%
90.00	-10.00%	-10.00%	$900.00	-10.00%
80.00	-20.00%	-20.00%	$800.00	-20.00%
70.00	-30.00%	-30.00%	$700.00	-30.00%
60.00	-40.00%	-40.00%	$600.00	-40.00%
50.00	-50.00%	-50.00%	$500.00	-50.00%
40.00	-60.00%	-60.00%	$400.00	-60.00%
30.00	-70.00%	-70.00%	$300.00	-70.00%
20.00	-80.00%	-80.00%	$200.00	-80.00%
10.00	-90.00%	-90.00%	$100.00	-90.00%
0.00	-100.00%	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 105.00. Because the Basket percentage change of 5.00% is less than the Basket Return Cap of 8.05%, the investor receives a Payment at Maturity of $1,100.00 per Face Amount of securities, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 5.00% x 200.00%) = $1,100.00

Example 2: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 150.00. Because the Basket percentage change of 50.00% is greater than the Basket Return Cap of 8.05%, the investor receives a Payment at Maturity of $1,161.00 per Face Amount of securities, the maximum payment on the securities.

Payment at Maturity = $1,000.00 + ($1,000.00 x 8.05% x 200.00%) = $1,161.00

Example 3: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 80.00. Because the Basket Return is negative, the investor receives a Payment at Maturity of $800.00 per Face Amount of securities.

Payment at Maturity = $1,000.00 + ($1,000 x -20.00%) = $800.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE SECURITIES IS LIMITED — You will not benefit from any appreciation of the Basket beyond the Basket Return Cap of 8.05%, and therefore the maximum payment you can receive is $1,161.00 for each $1,000 Face Amount of securities. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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NO PROTECTION AGAINST LOSS — Your investment in the securities is fully exposed to any decline in the Basket level. If the Basket Return is negative, you will lose 1.00% of your investment for each 1.00% of negative Basket Return. You could lose up to your entire investment in the securities.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF COMPONENTS — The return on the securities, which may be positive, zero or negative, is linked to a basket consisting of the S&P 500® Index, the iShares® MSCI EAFE Index Fund, the S&P MidCap 400® Index, the Russell 2000® Index and the iShares® MSCI Emerging Markets Index Fund.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index. The iShares® MSCI EAFE Index Fund trades on the NYSE under the ticker symbol “EFA UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI EAFE Index Fund. For more information on the iShares Exchange Traded Funds, including information concerning calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds – Methodology” in the accompanying underlying supplement No. 1 dated September 29, 2009.  For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The S&P MidCap 400® Index

The S&P MidCap 400® Index is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1.5 billion to $5.5 billion. This is just a summary of the S&P Midcap 400® Index. For more information on the S&P Midcap 400® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P Midcap 400 Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, it is possible, because the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund are Basket Components, that the securities could be treated (in whole or part) as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities could be recharacterized as ordinary income, in which case an interest charge would apply.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components or in any of the components underlying the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay any coupons and do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative.  Your investment will be fully exposed to any decline in the Final Basket Level as compared to the Initial Basket Level. You will lose some or all of your investment in the securities if the Basket Return is negative.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE BASKET RETURN CAP — As a holder of the securities, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of 8.05%. Consequently, the securities are subject to a Maximum Return of 16.10% and your Payment at Maturity will be limited to a maximum payment of $1,161.00 for each $1,000 Face Amount of securities you hold, regardless of any further appreciation of the Basket, which may be significant.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. At a time when the levels of some of the Basket Components increase, the levels of other Basket Components may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

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THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, performances by the Basket Components with higher weightings will influence the Final Basket Level and therefore the Basket Return to a greater degree than the performances of Basket Components with lower weightings. If one or more of the Basket Components with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Final Basket Level of any positive performance by the lower weighted Basket Components.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Components or holders of shares of an exchange traded fund would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and each Basket Component to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Basket Components on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Component;

•	the time remaining to maturity of the securities;

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the dividend rate on the component stocks of the Basket Components (while not paid to holders of the securities, dividend payments on the component stocks of the Basket Components may influence the market price of the component stocks of the Basket Components and the market value of options on the component stocks of the Basket Components and, therefore, affect the value of the securities)

•	the occurrence of certain events affecting an exchange traded fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying each Basket Component;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Component;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Components and any changes to the component stocks underlying the Basket Components;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factors, which will initially be set at 1.0, for certain events affecting the shares of each exchange traded fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of an exchange traded fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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ADJUSTMENTS TO AN EXCHANGE TRADED FUND OR TO ITS UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA“) is the investment advisor to both exchange traded funds, which seek investment results that correspond generally to the level and yield performance, before fees and expenses, of their respective underlying indices. The stocks included in these indices are each selected by MSCI Inc. (“MSCI”). The indices are calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying each index, which could change the value of such index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the exchange traded funds. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the respective exchange traded funds, which could cause the Basket level to decline, in which case you will lose an amount equal to 1.00% of the Face Amount of your securities for every 1.00% of negative Basket Return.

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THE EXCHANGE TRADED FUNDS AND THEIR INDICES ARE DIFFERENT — The performance of an exchange traded fund may not exactly replicate the performance of its respective underlying index because the fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its respective underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BFA may invest up to 10% of each fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the underlying index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The funds may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to its respective underlying index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN AN EXCHANGE TRADED FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY AN EXCHANGE TRADED FUND — We are not affiliated with any exchange traded fund or the issuers of the component securities held by an exchange traded fund or underlying an index replicated by an exchange traded fund . However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by an exchange traded fund or underlying an index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by an exchange traded fund or the component stocks underlying an index or any of the issuers of the component securities held by an exchange traded fund or underlying an index. You, as an investor in the securities, should make your own investigation into the component securities held by an exchange traded fund or underlying an index and the issuers of the component securities held by an exchange traded fund or underlying an index. Neither an exchange traded fund nor any of the issuers of the component securities held by the exchange traded fund or underlying an index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither an exchange traded fund nor any of the issuers of the component securities held by an exchange traded fund or underlying an index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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CURRENCY EXCHANGE RISK — Because the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund invest in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such exchanged traded funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund and have an adverse impact on the value of your securities.

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NON-U.S. SECURITIES MARKETS RISKS — Because foreign companies or foreign equity securities held by the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the iShares® MSCI Emerging Markets Index Fund. The stocks held by the iShares® MSCI Emerging Markets Index Fund include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value and Payment at Maturity of your securities.

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PAST PERFORMANCE OF THE BASKET COMPONENTS OR ANY UNDERLYING INDEX OR COMPONENT STOCKS OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components or any underlying index or component stocks of the Basket Components over the term of the securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Basket Components or such underlying index or component stocks of the Basket Components, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Basket Components or such underlying index or component stocks of the Basket Components.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated (in whole or in part) as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities could be recharacterized as ordinary income, in which case an interest charge would apply.

As described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The securities may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Basket;

•	You are willing to invest in the securities based on the Participation Rate and Basket Return Cap;

•	You are willing to lose up to 100.00% of your initial investment;

•	You are willing and able to hold the securities to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The securities may not be suitable for you if:

•	You do not seek an investment with exposure to the Basket;

•	You seek an investment with an uncapped upside return;

•	You are unwilling or unable to hold the securities to maturity;

•	You seek an investment that is protected against the loss of your initial investment;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graphs show the historical performance of each of the Basket Components from February 3, 2006 through February 4, 2011. The closing level of the S&P 500® Index on February 4, 2011 was 1,310.87. The closing level of the iShares® MSCI EAFE Index Fund on February 4, 2011 was 60.79. The closing level of the S&P MidCap 400® Index on February 4, 2011 was 944.95. The closing level of the Russell 2000® Index on February 4, 2011 was 800.11. The closing level of the iShares® MSCI Emerging Markets Index Fund on February 4, 2011 was 46.48.

We obtained the various Basket Component closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Final Basket Level or Basket Return. We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling commission in connection with the sale of the securities of up to 0.75% or $7.50 per $1,000 Face Amount of securities.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.